Borders Group, Inc.
100 Phoenix Drive
Ann Arbor, Michigan 48108
March 30, 2009
Pershing Square Capital Management, L.P.
888 Seventh Avenue, 42nd Floor
New York, New York 10019
Attention: William A. Ackman, Managing Member

Re:	Warrant Agreement
Ladies and Gentlemen:
     Reference is hereby made to the Warrant and Registration Rights Agreement dated as of April 9, 2008 by and between Borders Group, Inc. (the “Company”) and Computershare Inc. and Computershare Trust Company, N.A., as Warrant Agent (the “Warrant Agreement”), pursuant to which Warrants to purchase Common Stock of the Company were issued, and may in the future be issued, to Pershing Square Capital Management, L.P., its Affiliates and certain of their respective managed funds (collectively, “Pershing Square”). Capitalized terms used and not defined herein shall have the meaning set forth in the Warrant Agreement.
     The Company and Pershing Square hereby agree that the Warrants shall only be exercisable in the following amounts at the following times: (i) prior to June 30, 2009, 3,675,000 Warrants, (ii) prior to September 30, 2009, 7,350,000 Warrants and (iii) prior to December 31, 2009, 11,025,000 Warrants. For the avoidance of doubt, on or after December 31, 2009, all of the Warrants shall be exercisable. Notwithstanding the foregoing, in the event of the earlier of (i) a Change of Control Event, Public Stock Merger, Recapitalization Event or Reorganization Event, or (ii) the public announcement by the Company or any other party of such person’s intent to enter into a transaction, which if consummated would constitute a Change of Control Event, Public Stock Merger, Recapitalization Event or Reorganization Event, all of the Warrants shall immediately become exercisable.
     The Company and Pershing Square also hereby acknowledge and agree that: (i) as a result of the issuance of common stock to Pershing Square, L.P. pursuant to the Subscription Agreement between Pershing Square, L.P. and the Company dated as of the same date as this letter agreement, and in accordance with Section 5.6 of the Warrant Agreement, the Exercise Price has been adjusted to $0.65 per share, which Exercise Price shall be subject to further adjustments to be made on or prior to the date of exercise thereof as provided and in accordance with the provisions of the Warrant Agreement, and (ii) the requirements of Section 5.10 of the Warrant Agreement in relation to the adjustment of the Exercise Price to $0.65 per share shall be deemed satisfied in full, with respect to each Holder only, by this letter agreement without any further action by the Company.
     The Company and Pershing Square hereby further agree that, the Company shall comply with its obligations under Section 4.1 of the Warrant Agreement, provided, that the reference to “October 1, 2008” in Section 4.1(a) shall be deemed “June 30, 2009”, the reference to “January 1, 2009” in Section 4.1(a) shall be deemed “September 30, 2009”, and the term “Registrable Securities” shall be deemed to include, in addition to all Warrants and Common Stock issuable under the Warrants, any other shares of Common Stock owned by Pershing Square, from time to time.
     This letter agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

     Please indicate your agreement with the foregoing by executing a copy of this letter and returning it to the undersigned.

Very truly yours, BORDERS GROUP, INC.
By:	/s/ Mark Bierley
	Name:	Mark Bierley
	Title:	Executive Vice President and Chief Financial Officer

Agreed to and accepted this
30th day of March, 2009

PERSHING SQUARE CAPITAL MANAGEMENT, L.P. By: PS Management GP, LLC, its General Partner
By:	/s/ Roy J. Katzovicz
	Name:	Roy J. Katzovicz
	Title:	Authorized Signatory and Chief Legal Officer

By:	/s/ Nicholas Botta
	Name:	Nicholas Botta
	Title:	Authorized Signatory and Chief Financial Officer